Exhibit (b)(2)
EXECUTION VERSION
DEUTSCHE BANK TRUST COMPANY AMERICAS
345 Park Avenue
New York, New York 10154-0004
September 26, 2011
MacAndrews & Forbes Holdings Inc.
35 E. 62nd St.
New York, NY 10065
Attention: Mr. Paul G. Savas, Executive Vice President
Project Montana
Extension of Commitment Letter
Ladies and Gentlemen:
     Reference is made to the Amended and Restated Commitment Letter dated September 9, 2011 (including the exhibit thereto, the “Commitment Letter”) among Us and you, regarding the transactions described therein. Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter.
     Extension of Commitment
     Upon the payment of a non-refundable fee on the date hereof to Us in an amount previously agreed for the execution and delivery of this letter, the Commitment Letter shall be amended by:
     (1) deleting clause (b) of Paragraph 3 on page 2 of the Commitment Letter in its entirety and replacing it with the following text:
     “(b) the negotiation, execution and delivery on or before March 31, 2012, (the “Expiration Date”) of a definitive credit agreement with respect to the Facility satisfactory to Us and our counsel and you and your counsel consistent with the Commitment Papers,”;
     (2) deleting the last sentence of the last paragraph of page 4 of the Commitment Letter in its entirety and replacing it with the following text:
     “In the event that a definitive credit agreement with respect to the Facility has not been executed and delivered on or before March 31, 2012, then this Commitment Letter and the commitments hereunder shall automatically terminate unless You and We shall mutually agree to an extension.”; and
     (3) deleting the second column of the row entitled ‘Termination Date’ on page 4 of the Term Sheet in its entirety and replacing it with the following text:
     “The commitments will terminate if the Closing Date has not occurred on or prior to March 31, 2012. Borrower and Lender may extend this date upon mutual agreement.”.
     Except as expressly provided herein, the Commitment Letter shall remain unmodified and in full force and effect and We reserve all of our rights thereunder.
General Provisions
     This letter may not be amended except by an instrument in writing signed by Us and you. This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This letter may be executed in any number of counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission or electronic transmission (e.g., “pdf’ or “tif”) shall be effective as delivery of a manually executed counterpart hereof.
     You agree that this letter and its contents are subject to the confidentiality, indemnification, fee, expense and jurisdiction provisions of the Commitment Letter.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTION VERSION
     Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this letter.

Very truly yours, DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ Marcus Mitchell
	Name:	Marcus Mitchell
	Title:	Managing Director

By:	/s/ William M. Crane
	Name:	William M. Crane
	Title:	Director

[Signature Page — Letter regarding Extension of Commitment]

Accepted and agreed to as of the
date first above written:
MACANDREWS & FORBES HOLDINGS INC.

By:	/s/ Michael C. Borofsky Name: Michael C. Borofsky
Title: Senior Vice President
[Signature Page — Letter regarding Extension of Commitment]

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